FOR IMMEDIATE RELEASE	CONTACTS:	Christine Waller (Media)
724.514.1968
Melissa Trombetta (Investors)
724.514.1813
Mylan Reports First Quarter 2018 Results and Reaffirms 2018 Guidance
HERTFORDSHIRE, ENGLAND AND PITTSBURGH - May 9, 2018 - Mylan N.V. (NASDAQ: MYL) today announced its financial results for the three months ended March 31, 2018.
First Quarter 2018 Financial Highlights

•	Total revenues of $2.68 billion, down 1% compared to the prior year period.

◦	Europe segment net sales of $1.04 billion, up 16%, up 2% on a constant currency basis.

◦	Rest of World segment net sales of $626.7 million, up 8%, up 3% on a constant currency basis.

◦
North America segment net sales of $985.3 million, down 19%, primarily due to the combined impact of the loss of exclusivity on the olmesartan products, lower sales of branded products, including the EpiPen® Auto-Injector, the divestiture of certain contract manufacturing assets and the impact of the adoption of new accounting standards.

•	U.S. GAAP diluted earnings per ordinary share ("U.S. GAAP EPS") of $0.17, up 42% over the prior year period.

•	Adjusted diluted earnings per ordinary share ("adjusted EPS") of $0.96 in line with our expectations, up 3% over the prior year period.

•	U.S. GAAP net cash provided by operating activities for the three months ended March 31, 2018 of $621.8 million, up 37% compared to $452.9 million in the prior year period.

•	Adjusted free cash flow for the three months ended March 31, 2018 of $663.6 million, up 39% compared to $477.6 million in the prior year period.

•
Mylan is not providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures. Please see "Non-GAAP Financial Measures" for additional information.

Mylan CEO Heather Bresch commented: “Mylan's first quarter demonstrates continued execution on our long-term plan. Our diversity and durability are what allow us to absorb evolving industry dynamics and natural market volatility, while at the same time accelerate our mission of providing access to high quality medicine. Further demonstrating our commitment to access, I am pleased to share our newly released 2017 Global Social Responsibility Progress Report available at mylan.com”
President Rajiv Malik commented: “We continue to benefit from our diversified and durable global platform, with solid revenue performance from both our Europe and Rest of World segments. We also continue to execute on our key pipeline programs, as outlined during our recent Investor Day, while maintaining our confidence in our ability to bring these important products to market. From an operational standpoint, we are continuing to execute on our integration activities to further optimize our cost structure, at the same time we are investing across our business in areas such as sales and marketing of several global key products. These actions helped to support our performance during the quarter, and we expect to continue this execution throughout 2018.”
Mylan CFO Ken Parks added, “During the first quarter, we delivered adjusted EPS growth of 3%, in line with our expectations. In addition, we delivered strong adjusted free cash flow of $664 million, an increase of 39 percent over the prior year, driven by improved working capital velocity. This strength continues to demonstrate our stable and durable cash flow profile and supports our financial flexibility to execute on our business strategies and reduce debt levels, while maintaining our commitment to an investment grade credit rating. For the full year 2018, we are reaffirming our guidance and business outlook, including our total revenue range of $11.75 billion to $13.25 billion, adjusted EPS guidance range of $5.20 to $5.60 and adjusted free cash flow range of $2.1 billion to $2.5 billion.”
Financial Summary

	Three Months Ended
	March 31,
(Unaudited; in millions, except per share amounts and %s)	2018	2017	Percent Change
Total Revenues (1)	$2,684.5	$2,719.5	(1)%
North America Net Sales	985.3	1,214.9	(19)%
Europe Net Sales	1,038.4	892.0	16%
Rest of World Net Sales	626.7	580.5	8%
Other Revenues	34.1	32.1	6%

US GAAP Gross Profit	$984.3	$1,085.0	(9)%
US GAAP Gross Margin	36.7%	39.9%	(8)%
Adjusted Gross Profit (2)	$1,419.8	$1,454.2	(2)%
Adjusted Gross Margin (2)	52.9%	53.5%	(1)%

US GAAP Net Earnings (Loss)	$87.1	$66.4	31%
US GAAP EPS	$0.17	$0.12	42%
Adjusted Net Earnings (2)	$495.6	$499.8	(1)%
Adjusted EPS (2)	$0.96	$0.93	3%

EBITDA (2)	$663.8	$658.5	1%
Adjusted EBITDA (2)	$813.9	$812.7	—%
___________

(1)	Amounts exclude intersegment revenue that eliminates on a consolidated basis.

(2)	Non-GAAP financial measures. Please see "Non-GAAP Financial Measures" for additional information.

First Quarter 2018 Financial Results
Total revenues were $2.68 billion in the first quarter of 2018, compared to $2.72 billion in the prior year period. Net sales for the current quarter were $2.65 billion compared to $2.69 billion for the prior year period, representing a decrease of $37.0 million, or 1%. Other revenues for the three months ended March 31, 2018 were $34.1 million, compared to $32.1 million for the comparable prior year period, an increase of $2.0 million.
Net sales from existing products on a constant currency basis decreased $286.2 million primarily as a result of lower volumes, and to a lesser extent, pricing, which were partially offset by new product introductions of $102.6 million. Sales were also negatively impacted by the adoption of new accounting standards of a net impact of approximately $17.7 million. Mylan’s total revenues were favorably impacted by the effect of foreign currency translation, primarily reflecting changes in the U.S. Dollar as compared to the currencies of Mylan’s subsidiaries in the European Union, India, the United Kingdom, Japan, and Australia. The favorable impact of foreign currency translation on current year total revenues was approximately $166.0 million. On a constant currency basis, the decline in total revenues for the three months ended March 31, 2018 was approximately $201.0 million, or 7%.
Wholesaler and distributor inventory levels of our products can fluctuate throughout the year due to the seasonality of certain products, the timing of product demand and other factors. Such fluctuations may impact the comparability of our net sales between periods. Below is a summary of net sales in each of our segments for the three months ended March 31, 2018:

•
Net sales in the North America segment totaled $985.3 million, a decrease of $229.6 million or 19% from the prior year period. This decrease was driven primarily by a $108.7 million combined decrease in the sales of branded products, including EpiPen® Auto-Injector, the impact of the loss of exclusivity of olmesartan and olmesartan HCTZ and the prior year divestiture of certain contract manufacturing assets. In addition, net sales were negatively impacted by $24.6 million related to the implementation of new accounting standards. The remaining decrease was due to lower volumes, and to a lesser extent, pricing, on other existing products partially offset by new product introductions. The impact of foreign currency translation on the current period net sales was insignificant within North America.

•
Partially offsetting the decrease in North America was net sales growth in the Europe segment of $146.4 million, or 16%, in the quarter. Net sales in Europe totaled $1.04 billion in the current quarter. This increase was primarily the result of the favorable impact of foreign currency translation of approximately $132.8 million or 14% within Europe. Net sales from new product introductions and favorable volumes were partially offset by slightly lower pricing. Constant currency net sales increased by approximately $13.6 million or 2% when compared to the prior year period.

•
Net sales in the Rest of World segment totaled $626.7 million in the current quarter, an increase of $46.2 million, or 8%. This increase was primarily the result of the favorable impact of foreign currency translation of approximately $28.2 million and higher net sales as a result of new product sales and favorable volumes, partially offset by unfavorable pricing. The increase in net sales from new products was primarily due to new product sales in emerging markets. The increase in volume was primarily due to the Company’s anti-retroviral therapy franchise. Constant currency net sales increased by approximately $18.0 million or 3% when compared to the prior year period.

U.S. GAAP gross profit was $984.3 million and $1.09 billion for the first quarter of 2018 and 2017, respectively. U.S. GAAP gross margins were 37% and 40% in the first quarter of 2018 and 2017, respectively. U.S. GAAP gross margins were negatively impacted in the current quarter by 290 basis points as a result of incremental amortization from product acquisitions and in-process research and development ("IPR&D") impairment charges. Adjusted gross profit was $1.42 billion and adjusted gross margins were 53% for the first quarter of 2018 compared to adjusted gross profit of $1.45 billion and adjusted gross margins of 53% in the prior year period.
R&D expense for the three months ended March 31, 2018 was $204.9 million, compared to $217.5 million for the comparable prior year period, a decrease of $12.6 million. The decrease was primarily due to the reprioritization of global programs.
SG&A expense was $607.5 million, compared to $630.8 million for the comparable prior year period, a decrease of $23.3 million. The net decrease is due to a decline in general and administrative expenses as a result of ongoing integration activities, which were partially offset by an increase in restructuring charges and selling and marketing expenses related to investments in our product portfolio.
During the first quarter of 2018, the Company recorded a net charge of $16.2 million in Litigation settlements and other contingencies, net compared to a net charge of $9.0 million in the comparative prior year period. The net increase from the prior year period was primarily a result of a current year litigation charge of approximately $13.3 million, primarily related to an anti-trust matter and a patent infringement matter, and a loss of $2.7 million for a fair value adjustment of the respiratory development platform contingent consideration. In the prior year period, the Company recorded a loss of $9.9 million for a fair value adjustment of the Jai Pharma Limited contingent consideration.
U.S. GAAP net earnings increased by $20.7 million to $87.1 million for the three months ended March 31, 2018, compared to earnings of $66.4 million for the prior year period and U.S. GAAP EPS increased from earnings per share of $0.12 in the prior year period to $0.17 in the current quarter. The Company recognized a U.S. GAAP income tax benefit of $76.6 million, compared to an income tax provision of $5.2 million for the comparable prior year period. Adjusted net earnings decreased to $495.6 million compared to $499.8 million for the prior year period. Adjusted EPS increased to $0.96 from $0.93 in the prior year period.
EBITDA was $663.8 million for the current quarter and $658.5 million for the comparable prior year period. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $813.9 million for the current quarter and $812.7 million for the comparable prior year period.

Cash Flow
U.S. GAAP net cash provided by operating activities was $621.8 million for the three months ended March 31, 2018 compared to $452.9 million for the prior year period. Capital expenditures were approximately $30.7 million for the three months ended March 31, 2018 compared to approximately $58.4 million for the comparable prior year. The Company repurchased 9.8 million ordinary shares in the first quarter of 2018 at a cost of approximately $432.0 million completing the previously authorized share repurchase program. Adjusted net cash provided by operating activities was $694.3 million for the three months ended March 31, 2018 compared to $536.0 million for the prior year period. Adjusted free cash flow, defined as adjusted net cash provided by operating activities less capital expenditures, was $663.6 million for the three months ended March 31, 2018, compared to $477.6 million in the prior year period.
Conference Call and Earnings Materials
Mylan N.V. will host a conference call and live webcast, today at 10:00 a.m. ET, to review the company's financial results for the first quarter ended March 31, 2018. The briefing can be accessed live by calling 800.514.4861 or 678.809.2405 for international callers (ID#: 2194037) or at the following address on the company's website: investor.mylan.com. The “Q1 2018 Earnings Call” presentation, which will be referenced during the call can be found at investor.mylan.com. A replay of the webcast will also be available on the website.
Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted EPS, adjusted gross profit, adjusted gross margins, adjusted net earnings, EBITDA, adjusted EBITDA, adjusted net cash provided by operating activities, adjusted free cash flow, constant currency total revenues and constant currency net sales are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Mylan N.V. ("Mylan" or the "Company"). Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. In addition, primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using the adjusted metrics included herein, along with other performance metrics. Management’s annual incentive compensation is derived, in part, based on the adjusted EPS metric and the adjusted free cash flow metric. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA and Credit Agreement Adjusted EBITDA (as defined below) pursuant to our Credit Agreements is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants and assess the Company's ability to incur additional indebtedness. We also report sales performance using the non-GAAP financial measures of "constant currency" total revenues and net sales. These measures provide information on the change in total revenues and net sales assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our net sales and total revenues performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and believe that this presentation also provides useful information to investors for the same reason. The "Summary of Total Revenues by Segment" table below compares net sales on an actual and constant currency basis for each reportable segment for the three months ended March 31, 2018 and 2017 as well as for total revenues. Also, set forth below, Mylan has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.

For additional information regarding the components and uses of Non-GAAP financial measures refer to Management's Discussion and Analysis of Financial Condition and Results of Operations-- Use of Non-GAAP Financial Measures section of Mylan’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018 (the "Form 10-Q").
Mylan is not providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, acquisition-related expenses including those related to the Meda transaction, restructuring expenses, asset impairments, litigation settlements and other contingencies, including changes to contingent consideration and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.
Reconciliation of Adjusted Net Earnings and Adjusted EPS
Below is a reconciliation of U.S. GAAP net earnings and U.S. GAAP EPS to adjusted net earnings and adjusted EPS for the three months ended March 31, 2018 compared to the prior year period:

	Three Months Ended March 31,
(in millions, except per share amounts)	2018		2017
U.S. GAAP net earnings and U.S. GAAP EPS	$87.1	$0.17	$66.4	$0.12
Purchase accounting related amortization (primarily included in cost of sales) (a)	423.4		349.2
Litigation settlements and other contingencies, net	16.2		(0.9)
Interest expense (primarily clean energy investment financing and accretion of contingent consideration)	9.7		25.0
Clean energy investments pre-tax loss	23.0		22.3
Acquisition related costs (primarily included in SG&A and cost of sales) (b)	2.3		31.3
Restructuring related costs (c)	45.4		23.1
Other special items included in:
Cost of sales	10.0		7.1
Research and development expense (d)	46.6		65.1
Selling, general and administrative expense	1.8		5.9
Other expense, net (e)	17.4		6.1
Tax effect of the above items and other income tax related items	(187.3)		(100.8)
Adjusted net earnings and adjusted EPS	$495.6	$0.96	$499.8	$0.93
Weighted average diluted ordinary shares outstanding	516.8		536.9
____________
Significant items for the three months ended March 31, 2018 include the following:

(a)
The increase in purchase accounting related amortization for the three month period is primarily due to the impact of foreign currency translation on the amortization expense related to intangible assets acquired in the acquisition of Meda AB (publ.). In addition, amortization expense increased as a result of the full impact of various product rights acquisitions which occurred throughout 2017 and a $30.0 million IPR&D impairment charge in the current quarter.

(b)
Acquisition related costs primarily relate to acquisition and integration activities. Included in SG&A for the three months ended March 31, 2017 is approximately $24.1 million, primarily related to consulting, professional and legal costs.

(c)
For the three months ended March 31, 2018, approximately $4.4 million is included in cost of sales, $4.9 million is included in R&D, and $36.1 million is included in SG&A. Refer to Note 17 Restructuring included in Item 1 of the Form 10-Q for additional information.

(d)
R&D expense for the three months ended March 31, 2018 includes two non-refundable upfront payments totaling approximately $43.0 million for development agreements entered into during the quarter, and the remaining expense relates to the Momenta collaboration. For the three months ended March 31, 2017, R&D expense includes an upfront expense of approximately $50.0 million related to a joint development and marketing agreement for a respiratory product, $5.8 million related to Momenta collaboration expense, and other similar smaller agreements.

(e)	Primarily related to mark-to-market losses of investments in equity securities historically accounted for as available-for-sale securities and the cumulative realized gains on such investments.
Below is a reconciliation of U.S. GAAP net earnings to EBITDA and adjusted EBITDA for the three months ended March 31, 2018 compared to the prior year period (in millions):

	Three Months Ended
	March 31,
	2018	2017
U.S. GAAP net earnings	$87.1	$66.4
Add adjustments:
Net contribution attributable to equity method investments	23.1	33.2
Income tax (benefit) provision	(76.6)	5.2
Interest expense	131.7	138.2
Depreciation and amortization	498.5	415.5
EBITDA	$663.8	$658.5
Add adjustments:
Share-based compensation expense	21.4	23.1
Litigation settlements and other contingencies, net	16.2	9.0
Restructuring & other special items	112.5	122.1
Adjusted EBITDA	$813.9	$812.7
About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership. We offer a growing portfolio of more than 7,500 marketed products around the world, including antiretroviral therapies on which more than 40% of people being treated for HIV/AIDS globally depend. We market our products in more than 165 countries and territories. We are one of the world's largest producers of active pharmaceutical ingredients. Every member of our approximately 35,000-strong workforce is dedicated to creating better health for a better world, one person at a time. Learn more at Mylan.com. We routinely post information that may be important to investors on our website at investor.mylan.com.
Forward-Looking Statements
This release contains “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, that our diversity and durability enhance our ability to absorb evolving industry dynamics and natural market volatility, while at the same time, accelerate our mission of providing access to high quality medicine; we continue to execute on our key pipeline programs while maintaining our confidence in our ability to bring these important products to market; we are executing on our integration activities to further optimize our cost structure, at the same time we are investing across our business in areas such as sales and marketing of several global key products, and we expect to continue this execution throughout 2018; and that we remain confident in our full year 2018 guidance and business outlook, including full year 2018 total revenues and adjusted EPS guidance ranges. These may often be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “pipeline,” “intend,” “continue,” “target” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: actions and decisions of healthcare and pharmaceutical regulators; failure to achieve expected or targeted future financial and operating performance and results; uncertainties regarding future demand, pricing and reimbursement for our products; any regulatory, legal, or other impediments to Mylan’s ability to bring new products to market, including, but not limited to, where Mylan uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); success of clinical trials and Mylan’s ability to execute on new product opportunities; any changes in or difficulties with our manufacturing facilities, supply chain or inventory or our ability to meet anticipated demand; the scope, timing, and outcome of any ongoing legal proceedings, including government investigations, and the impact of any such proceedings on our financial condition, results of operations, and/or cash flows; the ability to meet expectations regarding the accounting and tax treatments of acquisitions, including Mylan’s acquisition of Mylan Inc. and Abbott Laboratories’ non-U.S. developed markets specialty and branded generics business; changes in relevant tax and other laws, including but not limited to changes in the U.S. tax code and healthcare and pharmaceutical laws and regulations in the U.S. and abroad; any significant breach of data security or data privacy or disruptions to our information technology systems; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; the impact of competition; identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products, or assets being more difficult, time-consuming or costly than anticipated; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with strategic acquisitions or restructuring programs within the expected time-frames or at all; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Mylan’s business activities, see the risks described in Mylan’s Annual Report on Form 10-K for the year ended December 31, 2017, as amended, and our other filings with the Securities and Exchange Commission (the “SEC”). You can access Mylan's filings with the SEC through the SEC website at www.sec.gov or through our website, and Mylan strongly encourages you to do so.  Mylan routinely posts information that may be important to investors on our website at investor.mylan.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC's Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated into this release. Mylan undertakes no obligation to update any statements herein for revisions or changes after the date of this release.

Mylan N.V. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017
Revenues:
Net sales	$2,650.4	$2,687.4
Other revenues	34.1	32.1
Total revenues	2,684.5	2,719.5
Cost of sales	1,700.2	1,634.5
Gross profit	984.3	1,085.0
Operating expenses:
Research and development	204.9	217.5
Selling, general and administrative	607.5	630.8
Litigation settlements and other contingencies, net	16.2	9.0
Total operating expenses	828.6	857.3
Earnings from operations	155.7	227.7
Interest expense	131.7	138.2
Other expense, net	13.5	17.9
Earnings before income taxes	10.5	71.6
Income tax (benefit) provision	(76.6)	5.2
Net earnings	87.1	66.4
Earnings per ordinary share:
Basic	$0.17	$0.12
Diluted	$0.17	$0.12
Weighted average ordinary shares outstanding:
Basic	514.4	534.5
Diluted	516.8	536.9

Mylan N.V. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	March 31, 2018	December 31, 2017
ASSETS
Assets
Current assets:
Cash and cash equivalents	$367.4	$292.1
Accounts receivable, net	3,024.8	3,612.4
Inventories	2,641.1	2,542.7
Prepaid expenses and other current assets	728.0	766.1
Total current assets	6,761.3	7,213.3
Intangible assets, net	15,047.6	15,245.8
Goodwill	10,318.3	10,205.7
Other non-current assets	3,057.3	3,141.5
Total assets	$35,184.5	$35,806.3
LIABILITIES AND EQUITY
Liabilities
Current portion of long-term debt and other long-term obligations	$2,325.8	$1,808.9
Current liabilities	4,061.0	4,576.4
Long-term debt	12,451.4	12,865.3
Other non-current liabilities	3,169.6	3,248.1
Total liabilities	22,007.8	22,498.7
Mylan N.V. shareholders' equity	13,176.7	13,307.6
Total liabilities and equity	$35,184.5	$35,806.3

Mylan N.V. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)
Summary of Total Revenues by Segment

	Three Months Ended
	March 31,
(In millions)	2018	2017	% Change	2018 Currency Impact (1)	2018 Constant Currency Revenues	Constant Currency % Change (2)
Net sales
North America	$985.3	$1,214.9	(19)%	$(3.1)	$982.2	(19)%
Europe	1,038.4	892.0	16%	(132.8)	905.6	2%
Rest of World	626.7	580.5	8%	(28.2)	598.5	3%
Total net sales	2,650.4	2,687.4	(1)%	(164.1)	2,486.3	(7)%

Other revenues (3)	34.1	32.1	6%	(1.9)	32.2	—%
Consolidated total revenues (4)	$2,684.5	$2,719.5	(1)%	$(166.0)	$2,518.5	(7)%
____________

(1)	Currency impact is shown as unfavorable (favorable).

(2)
The constant currency percentage change is derived by translating net sales or revenues for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2018 constant currency net sales or revenues to the corresponding amount in the prior year.

(3)	For the three months ended March 31, 2018, other revenues in North America, Europe, and Rest of World were approximately $21.1 million, $9.5 million, and $3.5 million, respectively.

(4)	Amounts exclude intersegment revenue that eliminates on a consolidated basis.
Reconciliation of Income Statement Line Items

	Three Months Ended
	March 31,
	2018	2017
U.S. GAAP cost of sales	$1,700.2	$1,634.5
Deduct:
Purchase accounting amortization and other related items	(420.9)	(343.3)
Acquisition related items	(0.2)	(5.9)
Restructuring related costs	(4.4)	(12.9)
Other special items	(10.0)	(7.1)
Adjusted cost of sales	$1,264.7	$1,265.3

Adjusted gross profit (a)	$1,419.8	$1,454.2

Adjusted gross margin (a)	53%	53%

	Three Months Ended
	March 31,
	2018	2017
U.S. GAAP R&D	$204.9	$217.5
Deduct:
Acquisition related costs	(0.1)	(0.3)
Restructuring related costs	(4.9)	(1.3)
Other special items	(46.6)	(65.1)
Adjusted R&D	$153.3	$150.8

Adjusted R&D as % of total revenues	6%	6%

	Three Months Ended
	March 31,
	2018	2017
U.S. GAAP SG&A	$607.5	$630.8
Add / (deduct):
Acquisition related costs	(2.0)	(24.1)
Restructuring related costs	(36.1)	(8.9)
Purchase accounting amortization and other related items	(2.4)	(0.2)
Other special items	(1.8)	(5.9)
Adjusted SG&A	$565.2	$591.7

Adjusted SG&A as % of total revenues	21%	22%

	Three Months Ended
	March 31,
	2018	2017
U.S. GAAP total operating expenses	$828.6	$857.3
Add / (deduct):
Litigation settlements and other contingencies, net	(16.2)	(9.0)
R&D adjustments	(51.6)	(66.7)
SG&A adjustments	(42.3)	(39.1)
Adjusted total operating expenses	$718.5	$742.5

Adjusted earnings from operations (b)	$701.3	$711.7

	Three Months Ended
	March 31,
	2018	2017
U.S. GAAP interest expense	$131.7	$138.2
Deduct:
Interest expense related to clean energy investments	(2.3)	(3.3)
Accretion of contingent consideration liability	(5.5)	(7.8)
Acquisition related costs	—	(0.2)
Other special items	(1.9)	(2.0)
Adjusted interest expense	$122.0	$124.9

	Three Months Ended
	March 31,
	2018	2017
U.S. GAAP other expense, net	$13.5	$17.9
(Add) / deduct:
Clean energy investments pre-tax loss (c)	(23.0)	(22.3)
Purchase accounting related amortization	—	(5.7)
Net loss on Sagent Agila joint venture termination	—	(5.7)
Acquisition related costs	—	(0.8)
Other items (d)	(17.4)	(2.3)
Adjusted other income	$(26.9)	$(18.9)

	Three Months Ended
	March 31,
	2018	2017
U.S. GAAP earnings before income taxes	$10.5	$71.6
Total pre tax non-GAAP adjustments	595.8	534.3
Adjusted earnings before income taxes	$606.3	$605.9

U.S. GAAP income tax (benefit) provision	$(76.6)	$5.2
Adjusted tax expense	187.2	100.8
Adjusted income tax provision	$110.6	$106.0

Adjusted effective tax rate	18.2%	17.5%

	Three Months Ended
	March 31,
	2018	2017
U.S. GAAP net cash provided by operating activities	$621.8	$452.9
Add:
Restructuring related costs	31.5	55.2
Acquisition related costs	1.5	22.9
R&D expense	39.5	5.0
Adjusted net cash provided by operating activities	$694.3	$536.0

Deduct:
Capital expenditures	(30.7)	(58.4)
Adjusted free cash flow	$663.6	$477.6
___________

(a)
U.S. GAAP gross profit is calculated as total revenues less U.S. GAAP cost of sales. U.S. GAAP gross margin is calculated as U.S. GAAP gross profit divided by total revenues. Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.

(b)
U.S. GAAP earnings from operations is calculated as U.S. GAAP gross profit less U.S. GAAP total operating expenses. Adjusted net earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

(c)
Adjustment represents exclusion of activity related to Mylan's clean energy investments, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code of 1986, as amended.

(d)	Primarily related to mark-to-market losses of investments in equity securities historically accounted for as available-for-sale securities and the cumulative realized gains on such investments.

Reconciliation of EBITDA and Adjusted EBITDA
Below is a reconciliation of U.S. GAAP net earnings to EBITDA and adjusted EBITDA for the respective quarterly periods (in millions):

	Three Months Ended
(in millions, except ratio)	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018
U.S. GAAP net earnings	$297.0	$88.3	$244.3	$87.1
Add adjustments:
Net contribution attributable to equity method investments	21.7	22.4	(19.2)	23.1
Income tax provision (benefit)	27.7	91.3	82.8	(76.6)
Interest expense	136.3	131.8	128.3	131.7
Depreciation and amortization	421.2	443.1	526.0	498.5
EBITDA	$903.9	$776.9	$962.2	$663.8
Add adjustments:
Share-based compensation expense	18.9	22.2	10.5	21.4
Litigation settlements and other contingencies, net	(50.0)	15.2	12.7	16.2
Restructuring & other special items	58.1	109.5	138.2	112.5
Adjusted EBITDA	$930.9	$923.8	$1,123.6	$813.9
March 31, 2018 Notional Debt to Twelve Months Ended March 31, 2018 Mylan N.V. Adjusted EBITDA as calculated under our Credit Agreements ("Credit Agreement Adjusted EBITDA") Leverage Ratio
The stated non-GAAP financial measure March 31, 2018 notional debt to twelve months ended March 31, 2018 Credit Agreement Adjusted EBITDA leverage ratio is based on the sum of (i) Mylan's adjusted EBITDA for the quarters ended June 30, 2017, September 30, 2017, December 31, 2017 and March 31, 2018 and (ii) certain adjustments permitted to be included in Credit Agreement Adjusted EBITDA as of March 31, 2018 pursuant to the Company's revolving credit facility dated as of November 22, 2016 (as amended, supplemented or otherwise modified from time to time), among the Company, certain affiliates and subsidiaries of the Company from time to time party thereto as guarantors, each lender from time to time party thereto and Bank of America, N.A., as administrative agent and the Company's term loan credit facility dated as of November 22, 2016 (as amended, supplemented or otherwise modified from time to time), among the Company, certain affiliates and subsidiaries of the Company from time to time party thereto as guarantors, each lender from time to time party thereto and Goldman Sachs Bank USA, as administrative agent (together, the "Credit Agreements") as compared to Mylan's March 31, 2018 total debt at notional amounts.

	Three Months Ended				Twelve Months Ended
	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	March 31, 2018
Mylan N.V. Adjusted EBITDA	$930.9	$923.8	$1,123.6	$813.9	$3,792.2
Add: other adjustments including estimated synergies					77.2
Credit Agreement Adjusted EBITDA					$3,869.4

Reported debt balances:
Long-term debt, including current portion					$14,716.6
Short-term borrowings					355.5
Total reported debt balances					$15,072.1
Add / (deduct):
Net discount on various debt issuances					36.3
Deferred financing fees					70.3
Fair value of hedged debt					0.6
Total debt at notional amounts					$15,179.3

Notional debt to Credit Agreement Adjusted EBITDA Leverage Ratio					3.9
Long-term average debt to Credit Agreement Adjusted EBITDA leverage ratio target of ~3.0x
The stated forward-looking non-GAAP financial measure, targeted long term average leverage of ~3.0x debt-to-Credit Agreement Adjusted EBITDA, is based on the ratio of (i) targeted long-term average debt, and (ii) targeted long-term Credit Agreement Adjusted EBITDA. However, the Company has not quantified future amounts to develop the target but has stated its goal to manage long-term average debt and adjusted earnings and EBITDA over time in order to generally maintain the target. This target does not reflect Company guidance.